Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-229431 and 333-217545 on Form S-8 of Bonanza Creek Energy, Inc. of our report dated February 24, 2021, relating to the financial statements of HighPoint Resources Corporation incorporated by reference in this Current Report on Form 8-K of Bonanza Creek Energy, Inc. dated April 1, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 1, 2021